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                                                                  EXHIBIT 10.27

                                            July 25, 2000

                                                                   VIA FACSIMILE
                                                               ORIGINAL BY FEDEX

Stephen N. Rosenfield, Esq.
General Counsel
InterMune Pharmaceuticals, Inc.
1710 Gilbreth Road

Suite 301
Burlingame, CA 94010

         RE: Return of rights to gamma interferon for treatment of infectious diseases in Japan

Dear Stephen:

         Pursuant to Section 2.1(g)(iii) of the May 5, 1998 License Agreement for Interferon Gamma Between Connetics Corporation ("Connetics") and Genentech, Inc. ("Genentech"), as amended (the "License Agreement"), InterMune Pharmaceuticals, Inc. ("InterMune"), assignee of all rights and certain obligations of Connetics under the License Agreement, is hereby notified that Daiichi Pharmaceutical Company Ltd. and Toray Industries, Inc. ("Daiichi/Toray") returned to Genentech Daiichi/Toray's right and license to import, use and sell Immune Interferon (as that term is defined in that certain Agreement between Genentech, Daiichi Seiyaku Co., Ltd., Toray Industries, Inc. and Shionogi & Co., Ltd. dated June 7, 1990) in Japan for the treatment or prevention of any infectious diseases, subject to the covenants not to sue provided in Section 2.1(g)(ii) of the License Agreement. Accordingly, under Section 2.1(g)(iii) of the License Agreement, InterMune obtains an exclusive license under Genentech Patent Rights and under Genentech Knowhow to import, use, and sell any Licensed Protein Product that is a formulation of Immune Interferon in Japan in the treatment or prevention of any infectious diseases (1) caused by fungal, bacterial or viral agents, or (2) in persons with osteopetrosis or chronic granulomatous disease, subject to all terms and conditions of the License Agreement, including without limitation, the covenants not to sue provided in
Section 2.1(g)(ii) and Genentech's right to use Licensed Protein Products solely for research purposes in the Field of Use in the Territory.

         In addition, in satisfaction of Section 2.1(h) of the License Agreement, Genentech hereby grants to InterMune an exclusive license under Genentech Patent Rights and under Genentech Knowhow to import, use, and sell any Licensed Protein Product that is a formulation of Immune Interferon in the treatment or prevention of any infectious diseases in Japan, subject to all terms and conditions of the License Agreement, including without limitation, the covenants not to sue provided in Section 2.1(g)(ii) and Genentech's right to use Licensed Protein Products solely for research purposes in the Field of Use in the Territory. Under Section 12.1 of the License Agreement, the grant of the foregoing license shall be effective as of the date of delivery of this notice to InterMune.

         To indicate InterMune's agreement with the terms and conditions of this letter agreement, please countersign one copy of this letter and return one fully executed original to me.



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                                            Very truly yours,

                                            /s/ Joseph McCracken

                                            Joseph McCracken
                                            Vice President, Business Development
                                            Genentech, Inc.

Accepted and agreed to:

InterMune Pharmaceuticals, Inc.

By: /s/ JOHN J. WULF
    ------------------------------
  (Authorized Representative)

Name: John J. Wulf
      ----------------------------

Title: Sr. VP, Corporate Development
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